Exhibit 99.2

For Immediate Release:

Contact for The Lightstone Group:

Diana Kashan 212 981 5161 / diana_kashan@dkcnews.com

Mike Paluszek 212 981 5190 / michael_paluszek@dkcnews.com

LIGHTSTONE VALUE PLUS REIT OFFERS TO REPURCHASE UP TO $50 MILLION OF COMMON STOCK

New York, NY, (April 18, 2013) – Lightstone Value Plus Real Estate Investment Trust, Inc. (“LVPR”) announced today that its Board of Directors voted in favor of a tender offer for LVPR stockholders. This will be the second tender offer by LVPR; the first took place in 2011.

Up to approximately 4.7 million shares may be tendered during the period of May 1, 2013 through July 15, 2013 on a proportionate basis at a price of $10.60 per share, or an aggregate amount of up to approximately $50 million, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of a tender offer pursuant to an Offer to Purchase and Letter of Transmittal and other related materials, which will become available to stockholders promptly following the commencement of the tender offer. This represents approximately 16% of the total shares outstanding as of April 16, 2013.

“Thanks to disciplined investing strategies in a difficult market over the last seven years, we are able to make a proportionate return of capital to those stockholders in need, prior to the 2016-2019 timeframe originally targeted in the prospectus”, said Christian Gabrielsen, President, Lightstone Capital Markets. “This Tender Offer is a direct result of our willingness to listen to our stockholders, their advisors, and the broker-dealer community who seek liquidity in today's marketplace.”

LVPR previously announced a net asset value (“NAV”) of $11.80 per share as of September 30, 2012. It seeks to reward its stockholders who remain committed to LVPR throughout the life of the investment.

For additional information, please contact Lightstone Group Investor Services at

(888) 808-7348.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares. The full details of the tender offer, including complete instructions on how to tender shares, will be included in the Offer to Purchase, the Letter of Transmittal and related materials, which will become available to stockholders promptly following commencement of the tender offer. Stockholders should read carefully the Offer to Purchase, the Letter of Transmittal and related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the Offer to Purchase, the Letter of Transmittal and related materials that will be filed by LVPR with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. When available, stockholders also may obtain a copy of these documents, free of charge, from LVPR.

About LVPR

LVPR is a public, non-traded REIT sponsored by The Lightstone Group that offers stockholders an opportunity to invest in a diversified portfolio of real estate. LVPR is currently closed to new investors.

For more information, visit www.lightstonecapitalmarkets.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including statements regarding the proposed tender offer, the anticipated timing of the commencement of the tender offer and the number of shares LVPR expects to repurchase in the tender offer. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions or variations thereof. These statements are based on LVPR’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, and include the risk that changes in economic circumstances, business conditions and LVPR’s NAV may make the proposed tender offer no longer advisable on the terms described herein. Investors are cautioned not to place undue reliance on any forward-looking statements.

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